UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

September 13, 2011

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-154750	26-3455189
(State of Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2909 Hillcroft, Suite 420 Houston, Texas
77057
(Address of principal executive offices)		(Zip Code)

(713) 467-2222
(Registrant’s telephone number, including area code)

     Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁪   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁪   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Asset Acquisition.

   On September 13, 2011 Hartman Short Term Income Properties XX, Inc. (the “Company”) acquired an additional 7% limited liability company interest in Hartman Richardson Heights LLC (the “Joint Venture”) from Hartman XIX for $1,340,500 cash.  The source of the cash used to acquire the additional interest in the Joint Venture was proceeds from the current public offering of the Company’s common shares.  Following the transaction the Company owns 49% and Hartman XIX owns 51% of the Joint Venture.

   Hartman Short Term Income Properties XIX, Inc. (“Hartman XIX”) is a REIT that is managed by affiliates of the Company’s advisor and real property manager.

   On December 28, 2010 the Joint Venture acquired the Richardson Heights property for $19,150,000.  The Company initially acquired a 10% interest in the Joint Venture for $1,915,000 cash.  On April 20, 2011 the Company acquired an additional 15% limited liability company interest in the Joint Venture from Hartman XIX for $2,872,500 cash. On May 27, 2011 the Company acquired an additional 4% limited liability company interest in the Joint Venture from Hartman XIX for $766,000 cash.  On June 30, 2011 the Company acquired an additional 2% limited liability company interest in the Joint Venture from Hartman XIX for $383,000 cash.  On July 20, 2011 the Company acquired an additional 4% limited liability company interest in the Joint Venture from Hartman XIX for $766,000 cash.  On August 12, 2011 the Company acquired an additional 7% limited liability company interest in the Joint Venture from Hartman XIX for $1,340,500 cash.

   On April 19, 2011 the Board of Directors of Hartman Short Term Income Properties XX, Inc. (the “Company”) authorized the Company’s officers to consider a series of related transactions to acquire up to all of the limited liability company interest of Hartman XIX in the Joint Venture.  The Company is not obligated to acquire any specific portion of the Hartman XIX joint venture interest.  Each prospective acquisition is subject to management’s discretion and the Company’s financial position and liquidity.

    For purposes of determining the value of the transaction between the parties, the respective Boards of Directors of the Company and Hartman XIX determined that the acquisition price for the property is the fair value of the property and the total value of the limited liability company.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  September 13, 2011

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

By:       /s/ Louis T. Fox, III

Name:   Louis T. Fox, III

Title:     Chief Financial Officer